Exhibit No. 15

November 9, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

RE:

Regis Corporation Registration Statements on Form S-3 (File Nos. 333-160438, 333-125631, 333-100327, 333-102858, 333-116170, 333-87482, 333-51094, 333-78793, 333-89279, 333-90809, 333-31874, 333-57092 and 333-72200), and Form S-8 (Nos. 333-163350, 333-123737, 333-88938, 33-44867 and 33-89882)

Commissioners:

We are aware that our report dated November 9, 2010 on our review of the interim financial information of Regis Corporation for the three month period ended September 30, 2010 and 2009 and included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, is incorporated by reference in the above referenced registration statements.

Yours very truly,

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota